Exhibit 4.17

(English Translation)

Conditional Sale and Purchase Agreement

with respect to the equity interest of Guoxin Paging Co., Ltd.

between

China Unicom Corporation Limited

and

China United Telecommunications Corporation Limited

November 20, 2003

This Agreement (the “Agreement”) is entered into on November 20, 2003, in Beijing, People’s Republic of China (“PRC”), between

(1).          Vendor: China Unicom Corporation Limited (“CUCL”)

Address: 12F, Tower One, Henderson Center, No. 18, Jianguomenneidajie, Beijing, PRC

Legal Representative: Mr. Wang Jianzhou

(2).          Purchaser: China United Telecommunications Co. Ltd (the “A Share Company”)

Address: 40F, Jinmao Building, Century Boulevard, Shanghai, PRC

Legal Representative: Mr. Wang Jianzhou

Whereas:

(1).          The A Share Company is a company limited by shares duly incorporated and validly existing under the laws of the PRC and has had its common stock listed on the Shanghai Stock Exchange since October 9, 2002, with China United Telecommunication Corporation (“Unicom Group”) holding 74.6017% of its total shares.

(2).          CUCL is a wholly owned subsidiary of China Unicom Limited (the “Unicom Red-Chip Company”). Guoxin Paging Co., Ltd. (“Guoxin Paging”) is a limited liability company duly incorporated and validly existing under the laws of the PRC engaging in paging services, other value-added businesses and customer services. CUCL owns 100% of the equity interest of Guoxin Paging (the “Target Interest”).

(3).          Unicom Group and the A Share Company entered into a memorandum, dated August 12, 2002, regarding certain transactions after the public offering of the A Share Company between Unicom Group or its subsidiaries (excluding the A Share Company and any subsidiaries controlled by it) and the Unicom Red-Chip Company, which is indirectly controlled by the A Share Company, or its subsidiaries;

NOW THEREFORE, for the purpose of the repurchase of Guoxin Paging, on the basis of equality and mutual benefit, both Parties hereby have reached the following agreements after friendly consultations:

1.             Sale of the Target Interest

1.1           Sale of the Target Interest

In accordance with the terms and conditions set out in this Agreement, the Vendor agrees to sell, and the Purchaser agrees to purchase, the entire equity interest held by the Vendor in Guoxin Paging.

The Target Interest shall be sold free from any mortgage, pledge, other security interest, option, claim or any other rights of third parties (including but not limited to limited rights of purchase).

1.2           Consideration

As consideration for the sale of the Target Interest specified in Article 1.1, the Purchaser shall pay the Vendor HK$2,590,917,656 in cash pursuant to Section 2 below.

2.             Closing

2.1           Closing

Pursuant to the terms and conditions set forth in the Agreement, the closing with respect to the sale and purchase of the Target Interest shall be completed as soon as possible following satisfaction of the conditions under Section 5.

2.2           Closing Date

Subject to the approval by the State Administration of Industry and Commerce, the Closing Date, for the purpose of the sale of the Target Interest under the Agreement, shall be the date when Guoxin Paging has completed the shareholders modification registration and received a modified enterprise legal person business license.

2.3           On or before the Closing Date, the Purchaser shall perform its payment obligations under Article 1.2 by arranging for the sum specified in Article 1.2 to be paid to the designated bank account in the manner as instructed by the Vendor in writing.

2.4           Provided the share price of the Unicom Red-Chip Company undergoes material adverse fluctuations and the sale of the Target Interest is not in the overall interest of the Unicom Red-Chip Company, the Vendor has the right to terminate the Agreement.

3.             Representations and Warranties

3.1           Either party to the Agreement has made to the other party the following representations and warranties:

(a)           It has the full right, power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes a valid and binding obligation, enforceable pursuant to its terms.

(b)           Performance of terms and/or provisions in the Agreement will not lead to:

(i)            Violation of the company’s constituent documents or other related documents, or any applicable laws, regulations or rules; or

(ii)           Violation of any material contracts, agreements, permits or other documents, or any determinations, judgments and orders issued by courts, government departments or supervisory authorities.

(c)           There are no orders or resolutions to carry out any liquidation, winding-up or other similar arrangements, or petitions to any court or meetings to be held at which a judgment or resolution concerning liquidation, winding-up or other similar arrangement is being considered.

(d)           No liquidator, temporary liquidator, bankruptcy receiver, bankruptcy trustee or other similar persons has been appointed and no resolution is before the board of directors or shareholder’s meeting regarding the appointment of such persons by the company.

(e)           The party is not in a situation where it is insolvent, unable to pay debts already due, or has stopped paying debt already due.

3.2           The Vendor hereto makes the following additional representations and warranties to the Purchaser:

(a)           The Vendor, a limited liability company duly incorporated and validly existing under the laws of the PRC and registered with the State Administration of Industry and Commerce, has the full right, power and authority in its capacity as a company to develop its business and possess, lease and operate its properties and assets;

(b)           The Vendor has not entered into any agreements with any third party for the sale of the Target Interest or which contemplates the sale of the Target Interest;

(c)           The sale of the Target Interest by the Vendor to the Purchaser shall be free from any preemptive right or any other third party rights;

(d)           The Vendor warrants that the Purchaser shall be free of any liability in connection with any claims, debts and obligations unknown on the Completion Date but incurred before the effective date;

(e)           The Vendor does not impose any mortgage, pledge or other security interest on the Target Interest, and it is the sole owner of Guoxin Paging; and

(f)            The representations and warranties hereof made by the Vendor have been true and correct in all material respects when made and as of the Closing Date (as if these representations and warranties were made on the Closing Date), unless clearly permitted by the Agreement or where modifications have been anticipated.

3.3           The Purchaser hereto makes the following additional representations and warranties to the Vendor:

(a)           The Purchaser, a limited liability company duly incorporated and validly existing under the laws of the PRC and registered with the State Administration of Industry and Commerce, has the full right, power and authority in its capacity as a company to develop its business and possess, lease and operate its properties and assets; and

(b)           The representations and warranties hereof made by the Purchaser have been true and correct in all material respects when made and as of the Closing Date (as if these representations and warranties were made on the Closing Date), unless clearly permitted by the Agreement or where modifications have been anticipated.

4.             Resale of the Target Interest

4.1           Pursuant to the terms and conditions set forth in the Agreement and the memorandum regarding connected transactions, the Vendor has given its irrevocable consent for the Purchaser to sell the Target Interest to Unicom Group and no other or further consent by the Vendor shall be required for the Purchaser to sell the Target Interest to Unicom Group.

5.             Effectiveness

This agreement shall become effective upon satisfaction of the following conditions:

5.1           Approval at the Shareholders Meeting of the A Share Company of the sale of the Target Interest to Unicom Group pursuant to applicable laws, regulations and listing rules;

5.2           Approval at the Shareholders Meeting of Unicom Red-Chip Company of implementation of this

Agreement pursuant to applicable laws, regulations and listing rules;

5.3           Approval at the Shareholders Meeting of the A Share Company of the implementation of the Comprehensive Services Agreement entered into by Unicom Group, Guoxin Paging and the A Share Company ( the “Comprehensive Services Agreement ”) pursuant to applicable laws, regulations and listing rules;

5.4           Approval at the Shareholders Meeting of Unicom Red-Chip Company of transfer of all of the rights and obligations under the Comprehensive Services Agreement by Unicom Red-Chip Company to CUCL, Unicom New Century Telecommunications Corporation Limited (“Unicom New Century”) and Unicom New World Telecommunications Corporation Limited (“Unicom New World”) pursuant to applicable laws, regulations and listing rules;

5.5           Approval at the Shareholders Meeting of Unicom Red-Chip Company of implementation of the Premises Leasing Agreement entered into by CUCL, the Unicom New Century and the the Unicom New World (the “Leasing Agreement”) pursuant to applicable laws, regulations and listing rules; and

5.6           Approval at the Shareholders Meeting of the A Share Company of transfer of all of the rights and obligations under the Leasing Agreement by the A Share Company to Guoxin Paging pursuant to applicable laws, regulations and listing rules.

6.             Taxation

6.1           Either party to the Agreement shall pay the taxes arising from the sale and purchase of the Target Interest under the Agreement as required by the applicable laws and regulations.

6.2           The various taxes and fees incurred in connection with Article 6.1 shall be the responsibility of the appropriate party pursuant to applicable laws and regulations.

7.             Force Majeure

7.1           In any force majeure event that is unforeseeable and the consequences of which are unavoidable or insurmountable and which results in either Party’s failure to duly perform the obligations hereunder, such Party shall promptly notify the other Party of such situation and provide within 15 days any valid documents evidencing the details and explaining the reasons for not being able to perform all or part of its obligations hereunder or the reasons for any necessary delays of such performance. Based on the impact of the force majeure event, the Parties shall decide through negotiations whether to terminate, partially waive or postpone such performance.

8.             Confidentiality

8.1           Except to the extent that disclosure is required by law or by the rules of the relevant supervisory authorities, or for the purpose of submission to the Shanghai Stock Exchange by the A Share Company, each Party, without the other party’s written consent, shall not provide or disclose to any company, enterprise, organisation or person any data and information relating to the other Party’s operations or businesses.

9.             No Waiver

9.1           Unless otherwise required by law, any failure or delay in exercising any of its rights, powers or privileges by one Party shall not be construed as a waiver of such rights, powers or privileges. Any one time or partial exercise of such rights, powers or privileges shall not affect any further or complete exercise of such rights, powers or privileges.

10.          Severability

10.1         If any of the provision of the Agreement is deemed as invalid or unenforceable, such provision is invalid and shall be deemed as not incorporated into this Agreement, while the other provisions shall remain valid.  In this situation, both parties shall make reasonable efforts to substitute the provisions deemed invalid or unenforceable with valid or enforceable provisions.  The validity of such new provisions shall be as similar as possible to that of the provisions substituted.

11.          Notices

11.1         Any notification given in connection with this Agreement shall be in writing and shall be delivered by one Party to the other Party by hand, fax or mail. Such a notification by hand shall be deemed to have been duly given on the date of delivery. Such a notification via fax shall be deemed to have been duly given upon the completion of the fax transmission. Such a notification by mail shall be deemed to have been duly given on the third working day (extended when there is a public holiday) after the postal date. Notifications become effective upon their arrivals.

11.2         Addresses of the Parties hereto for receiving notifications are as follows:

China Unicom Communication Limited

Attention: Yan Xiaowei

Address: 1021, 10th Floor, No. 133 Xidanbeidajie Jia, Xicheng District, Beijing, China

Post Code: 100032

China United Telecommunications Corporation Limited

Attention: Zhao Yilei

Address: 40F, Jinmao Building, Century Boulevard, Shanghai, China

Post Code: 200121

12.          Applicable Law and Dispute Settlement

12.1         This Agreement is under the jurisdiction of the laws of the People’s Republic of China and shall be interpreted and executed in accordance with the laws of the People’s Republic of China.

12.2         Both Parties shall endeavour to resolve any dispute over the effectiveness, interpretation or execution of this Agreement through friendly consultations. Should any dispute remain unsettled for more than 30 days after its occurrence, either Party is entitled to bring a lawsuit based on this Agreement before a competent PRC court.

13.          Miscellaneous

13.1         Revisions to this Agreement (or any documents referred to in the Agreement) shall be made in writing. No revisions or additions shall become effective until it is duly signed in writing and sealed by the legal representatives of both parties or their duly authorized representatives.  The term “revision” shall include revisions, additions, deletions or modifications in any manner.

13.2         This Agreement has six original copies with each party holding three and each copy having equal legal binding force.

China United Telecommunications Corporation Limited (Corporate Seal)

Legal Representative or Duly Authorized Representative:	/s/ Wang Jianzhou

Unicom New World Telecommunications Corporation Limited (Corporate Seal)

Legal Representative or Duly Authorized Representative:	/s/ Sun Qian